Exhibit (a)(1)(xviii)

PRESS RELEASE

Fintech Telecom and Affiliates Announce Third Extension of Tender Offer for Class B Shares and ADSs of Telecom Argentina and Release Additional Investor FAQs

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New York, NY, October 28, 2016 — Fintech Telecom, LLC (“Fintech Telecom”), along with its affiliates Fintech Advisory Inc. and David Martínez (collectively, the “Bidders”), made two announcements today regarding their previously announced all-cash tender offer in the U.S. (the “U.S. Offer”) for all outstanding Class B Shares held by U.S. holders and all outstanding American depositary shares (“ADSs”) of Telecom Argentina S.A.

Extension of U.S. Offer

The Bidders announced the extension of the expiration of the U.S. Offer to 5:00 p.m., New York City time, on November 23, 2016 (the “New Expiration Date”), unless further extended. The U.S. Offer was previously scheduled to expire at 5:00 p.m., New York City time, on November 11, 2016.  The deadline for holders to submit a tax cost certificate in respect of Argentine capital gains tax withholding to Computershare Trust Company, N.A., the U.S. receiving agent for the U.S. Offer (the “U.S. Receiving Agent”) is 11:59 p.m., New York City time, on November 16, 2016, which is the date that is five business days prior to the New Expiration Date.

Except for the extension of the expiration date of the U.S. Offer described in this press release, all other terms and conditions of the U.S. Offer will remain in full force and effect. The U.S. Receiving Agent has advised Fintech Telecom that, as of 4:00 p.m., New York City time, on October 28, 2016, no Class B Shares and 4,749,328 ADSs have been validly tendered and not validly withdrawn pursuant to the U.S. Offer, which represents approximately 5.09% of the outstanding Class B Shares (including Class B Shares the rights to which are represented by ADSs). Holders who have already tendered their Class B Shares or ADSs do not have to re-tender their securities or take any other action as a result of the extension of the expiration date of the U.S. Offer.

The expiration of the simultaneous offer by Fintech Telecom in Argentina (the “Argentine Offer”), in accordance with the tender offer rules of the Republic of Argentina, to purchase all outstanding Class B Shares of Telecom Argentina not owned by Fintech Telecom or its affiliates has been extended to 1:00 p.m., Buenos Aires time, on November 4, 2016.  The Argentine Offer was previously scheduled to expire at 1:00 p.m., Buenos Aires time, on October 28, 2016.

Additional Investor FAQs

The Bidders released today answers to an additional set of frequently asked questions (“FAQs:) on the Tax Cost Certificate in connection with the U.S. Offer. Investors may refer to the FAQs below.

ADDITIONAL INVESTOR FAQS

ADDITIONAL QUESTIONS AND ANSWERS ON TAX COST CERTIFICATE FOR
TENDER OFFER FOR CLASS B SHARES AND ADSs OF TELECOM ARGENTINA

Reference is made to the U.S. Offer to Purchase filed on a combined Schedule TO-T/A and Schedule 13e-3/A report (the “Schedule TO-T/A”) by Fintech Telecom, LLC, Fintech Advisory Inc. and David Martínez (the “Bidders”) on September 15, 2016, as supplemented from time to time. All capitalized terms not defined herein have the meaning assigned to them in the U.S. Offer to Purchase as supplemented.

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18.  I would like to submit a draft of my Tax Cost Certificate to the Bidders so that they can advise whether they consider it to be valid before I have it notarized and apostilled.  Who should I contact?  What is the timetable for the Bidders to make a determination on validity?

The Bidders have established an email account at TEO-Offer@fintechadv.com for investors to send drafts of the Tax Cost Certificate.  The current deadline to submit the Tax Cost Certificate is November 16, 2016 and the Expiration Date of the U.S. Offer is November 23, 2016.   The Bidders will endeavor to review any submissions received as quickly as possible, and, if received 5 business days prior to the deadline to submit a Tax Cost Certificate (or, currently, November 8, 2016), will reply to all draft submissions no later than 3 business days prior to the deadline to submit a Tax Cost Certificate (or, currently, November 10, 2016).   Investors are urged to submit any questions or drafts as soon as possible to avoid any delays in submitting the final documentation, and the Bidders expressly disclaim any responsibility for such delays.    Submissions of a properly-completed Tax Cost Certificate (including all required notarizations and apostilles) will not be valid unless received on or prior to the date that is 5 business days prior to the Expiration Date of the Offers.  The current deadline for submitting the Tax Cost Certificate is November 16, 2016.   Tenders received after that date will have the default withholding rate of 13.5% of the Offer Price withheld.

19.  If I submit my Tax Cost Certificate prior to the deadline to submit a Tax Cost Certificate and it is rejected as not being in proper form, will I have the ability to cure any deficiencies?  If I am unable or unwilling to cure any deficiencies, what will happen to the Securities that I have tendered?

As stated in the U.S. Offer to Purchase in “—3. Procedures for Participating in the U.S. Offers — General”, the Bidders reserve the absolute right to waive any defect or irregularity in a tender of Securities on a case-by-case basis.   Investors are urged to submit any questions or drafts of the Tax Cost Certificate in the manner described above with sufficient time to cure any defects or deficiencies that may be identified prior to the deadline to submit properly-completed Tax Cost Certificates.

Any tender accompanying a defective Tax Cost Certificate will be rejected and the holders will have their Securities returned to them in the manner described in the U.S. Offer to Purchase in  “—4.  Withdrawal Rights”.   Investors that have Securities returned to them as described above will be eligible to re-tender those Securities through the U.S. Receiving Agent prior to the Expiration Date, in which case such tendered Securities will have the default withholding rate of 13.5% applied to the Offer Price.

20.   My accountant has informed me that the local accounting standards require the attestation in the Tax Cost Certificate to be worded differently.  Can you accommodate changes to the Tax Cost Certificate if required by local accounting regulations?

Although the Bidders encourage investors to utilize the form of tax cost certificate included in the Letter of Transmittal attached as an exhibit to the U.S. Offer to Purchase, investors that wish to propose specific changes to the wording of the Tax Cost Certificate solely to comply with local law regulations that do not change the substance of the Tax Cost Certificate should submit their proposed wording changes in advance as described above in Question 18.

21.  May I submit multiple supporting documents with a Tax Cost Certificate that are accompanied by a single cover letter stating that the documents are true and correct?

Yes.   The cover letter must be signed by the issuer of the documents, a person with knowledge of the matters stated in supporting documents or a public notary certifying that the documents are copies of the originals.  The cover letter must state that the documents are true and correct copies of the documents based on the personal knowledge of the signatory, and the signature on the cover letter must be notarized and apostilled (in a jurisdiction party to the Hague Convention) or legalized at the Argentine consulate (in all other jurisdictions).

22. Must the notary public state anything in particular about the signatures?

Yes.  The notary public must include customary wording that the signatory is known to them and that they have witnessed the signature and state the date on which it was signed.  The notary public must include their stamp which should clearly state their registration number.

23.  What information do you require about the accountant who certifies the Tax Cost Certificate?  Where should this information be included?

The accountant must include their professional registration or license number (which should be granted by the regulatory or self-regulatory body that oversees accountants in the relevant jurisdiction) in the Tax Cost Certificate.  It may appear in the Tax Cost Certificate itself, or in the signature block for the Tax Cost Certificate.

24. May I complete the Tax Cost Certificate manually?

No.   The Tax Cost Certificate must be typed, and the only manual entry should be the signature.   Any handwritten additions to the Tax Cost Certificate will be disregarded as invalid.

25. Do I need to complete a Tax Cost Certificate if I am not domiciled in the United States?

Any non-Argentine investor that wishes to have tax withheld at a rate of 15% on their Net Gain (and not at the default 13.5% rate that is applied to the Offer Price) should complete a Tax Cost Certificate.  Tax Cost Certificates are only mandatory if a non-Argentine investor wishes to have tax withheld on a Net Gain; they are not a condition of participating in the U.S. Offer.  Any investor that does not submit a Tax Cost Certificate with their tender will have tax withheld in an amount equal to 13.5% of the Offer Price.

26.  If I am an Argentine holder of ADSs, should I submit a Tax Cost Certificate?

No.  Please indicate that you are an Argentine-domiciled holder in your tender documentation and provide the relevant tax identification number (CUIT or CUIL).

27.  If I provide supporting documentation, who is responsible for signing the cover letter attached to the supporting documentation?

If supporting documentation is provided by a bank, broker or custodian, a duly-authorized representative of the bank, broker or custodian should sign the cover letter certifying the accuracy of the attached documentation (and such signature should be notarized and apostilled).   If other supporting documentation is provided, a person with personal knowledge of the matters described in the supporting documentation should sign the cover letter certifying as to the accuracy of the attached documentation (and such signature should be notarized and apostilled).

28.  Is a signature specimen, secretary’s certificate or signature resolution required for the Tax Cost Certificate or the supporting documentation?

No, however, investors should ensure that the person who executes any documents is duly authorized to do so.

29.  What is the scope of the accountant’s certification of the Tax Cost Certificate?

The scope of the accountant’s work should include attesting to or certifying the accuracy of the amounts paid by the holder as acquisition cost of each of the tendered securities.

Additional Information

This press release is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of TEO. Complete terms and conditions of the U.S. Offer are set forth in the U.S. Offer to Purchase, Letter of Transmittal and other related materials that were filed by the Bidders with the SEC on September 15, 2016. Copies of the U.S. Offer to Purchase, Letter of Transmittal and other related materials are available free of charge from D.F. King & Co., Inc., the U.S. information agent for the U.S. Offer, toll free at (866) 721-1211, or for bankers and brokers, at (212) 269-5550 or via email at teco@dfking.com. The receiving agent in the U.S. for purposes of the U.S. Offer is Computershare, Inc.

For further information please contact:

Julio R. Rodriguez, Jr.

Fintech Telecom, LLC

375 Park Avenue, 38th Floor

New York, New York 10152

Telephone: (212) 593-4500